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                 [EDO CORPORATION GLOBAL TECHNOLOGY REACH LOGO]

                 RETAINER FOR SERVICE AS NON-EXECUTIVE CHAIRMAN

         AGREEMENT effective as of April 1, 2006 between EDO (UK) LTD., a company registered in England and Wales under No. 3881155 having offices at Emblem House, Home Farm Business Park, Brighton, East Sussex, BN1 9HU (the "Company") and SIR ROBERT WALMSLEY, KCB, FRENG, having an address at 41 Beltran Road, London, SW6 3AL ("You" or the "Individual").

         WHEREAS, the Company wishes to engage You to accept appointment as a non-executive (non-employee) Chairman of EDO UK Ltd., and You consent to perform such duties;

         In this agreement the following expressions shall, unless the context otherwise requires, have the following meanings:-

"Affiliate"       means in relation to any company, any subsidiary undertaking or parent undertaking of that company and any subsidiary undertaking of that parent undertaking in each case from time to time and, for the purposes of this agreement

"Confidential Information":
                  any trade secrets, customer lists, trading details or other information of a confidential nature relating to the goodwill and secrets of EDO (including, without limitation, details of the activities, businesses, expansion plans, business strategy, marketing plans, sales forecasts, forward planning programmes, investments, prospective investments (and their terms), research activities, inventions, ideas, computer programs, secret processes, designs, manufacturing processes, financial information, results and forecasts of any such company and details of its employees and contractors and of the requirements, terms of trade and identity of its suppliers and customers and prospective suppliers and customers); and

                  any other information specifically designated by EDO as confidential; and any information in relation to which EDO owes a duty of confidentiality to any third party;

"EDO"             means EDO Corporation and each Affiliate of EDO Corporation.


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     NOW THEREFORE, the parties, with the intent to be legally bound, agree as follows:

     1. DESCRIPTION OF DUTIES. You shall perform the duties (the "duties") as described in attachment hereto and executed pursuant to and made a part of this Agreement. Duties rendered under this Agreement will include any rendered in person, by telephone and/or by any other electronic means.

     2. FEES AND TAXES. Company shall pay You an annual retainer at of (pound)28,980 per annum, payable monthly in arrears, at a rate of (pound)2,415 commencing April 1, 2006. Your Agreement and retainer amount shall be reviewed annually on the anniversary of this Agreement beginning in 2007 by the board of directors of the Company. Unless otherwise agreed, You shall pay any taxes, imposts, levies, fees or duties imposed by law upon or on account of the Duties furnished hereunder. However, you will not participate in any Company and/or group share, bonus or pension schemes or other benefit in kind arrangements of the Company and/or group nor will you be entitled to any compensation for loss of office. Subject to clause 40 below, on termination of your appointment you will be paid your director's fee on a pro-rata basis, to the extent that they are unpaid, up to the date of termination.

     3. REIMBURSABLE EXPENSES. Upon submission of invoices in proper form and with support documentation acceptable to Company, Company shall reimburse You in accordance with its policies for transportation and reasonable living expenses for travel required on behalf of the Company. First class air travel will be reimbursed at business class rates only.

     4. TERM. This Agreement shall commence on April 1, 2006 and shall continue until terminated by either party upon the giving of 60 days prior written notice; provided however, under the Company's Articles of Association, you may be terminated immediately in the event of:

(i)   Your misconduct or material breach of the Agreement's terms;

(ii) Your disqualification from being a director by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment;

(iii) if You become bankrupt or make any arrangement or composition with Your creditors generally;

(iv) if You are admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983, or an order is made by a Court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for his detention or for the


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      appointment of a receiver, curator bonis or other person to exercise powers with respect to Your property or affairs;

Upon termination in accordance with this paragraph 4:

(a) You shall resign as a director of the Company and if the appropriate resignation shall not be signed and delivered by you within 7 days after such termination, you agree that the board of directors of the Company may appoint any other director of the Company to sign such notice of resignation for You and on Your behalf and in your name for such purpose;

(b) the Company will pay all fees and proper reimbursable expenses for duties rendered prior to termination; and

(c)   You will return all property of EDO in Your possession.

     5. INTELLECTUAL PROPERTY RIGHTS. You understand and acknowledge that, in the course of performance of your duties, You may become involved with inventions, discoveries and ideas, whether or not patentable, copyrightable, protectable as a mask work, or protectable as a trade secret, including but not limited to: processes, methods, formulas and techniques, improvements thereof, and know-how related thereto, all of which may be intellectual property of Company or any of its affiliates (collectively, "Company Technology"). To the extent that You have any interest in same, You hereby assign all rights, title and interest in Company Technology, including without limitation, all copyrights, trade secrets, patentable inventions and other rights, to Company or its nominee. You will execute and deliver all documents necessary to enable Company to secure copyright and patent protection in the United States, the United Kingdom or any foreign country or otherwise to protect the interests of the Company. These obligations apply to any work done by You under this Agreement. These obligations shall continue beyond the termination of this Agreement. You hereby irrevocably appoint the Company to be Your attorney in Your name and on Your behalf to complete any such instrument or do any such thing and generally to use Your name for the purpose of giving the Company the full benefit of this clause.

     6. SERVICES FOR OTHERS. You are free to perform services for other companies during the term of this Agreement, provided that such other services will not interfere with Your obligations under this Agreement, except that You may not provide any services to any person or entity which sells or is



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engaged in or is about to sell or become engaged in any product, process, system or service, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system or service of the Company (such person or entities hereinafter referred to as a "Competitor") without prior written approval of the Company. You shall give reasonable advance notice to Company of all companies for whom you provide or intend to provide services. You shall keep the Company advised as to Your future plans and work schedule as such relates to Your availability to perform agreed Services for the Company.

     7. CONFIDENTIALITY. You acknowledge that while engaged as described herein, You will have access to and become acquainted with proprietary and Confidential Information regarding the Company and EDO and their respective customers and vendors, which is not available to the public. You agree that you shall not, at any time, directly or indirectly, (i) use or disclose the Confidential Information, except as is necessary and appropriate in connection with the rendering of duties to the Company under this Agreement, or (ii) make, or cause to be made, any statement or publication about or concerning the Company or EDO or their respective affiliates, subsidiaries, employees, officers and directors, without the prior consent of the Company and/or EDO.


     8. NON-SOLICITATION; NON-COMPETITION. You further agree that, without the prior express written consent of the Company's Board of Directors, You shall refrain, for the entire term of this Agreement and for one year thereafter, (i) from, directly or indirectly, employing or soliciting the employment of any officer or other employee the Company or any subsidiary or affiliate of the Company, and (ii) from entering into or accepting an employment position or any other situation or arrangement with a Competitor of the Company or any parent, affiliate or subsidiary of the Company.

     9. STATUS OF INDIVIDUAL. The parties hereto agree and understand that You are an independent contractor and not an employee of the Company. In addition, You understand and acknowledge that the duties to be performed hereunder will not entitle You to participate in, nor accrue benefits under any employee pension benefit scheme or welfare benefit scheme maintained by the Company, notwithstanding any provision in any such plan to the contrary. You shall have no right or authority to enter into any contract or make any commitment on behalf of Company or obligate the Company in any manner, except as specifically authorized and to the extent as instructed to by the Company.


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     10. COMPLIANCE WITH LAW AND COMPANY POLICIES. You will comply with the EDO
Ethical Business Conduct Policy, Company security procedures, receipt of each of which by You is hereby acknowledged, and all applicable laws, regulations, procedures and standards, including but not limited to those relating to the environment, health and safety, in the performance of duties under this Agreement. The Company will request the issuance and or retention of appropriate Security Clearances by the appropriate authorizing agency, as may be necessary for your performance of the Duties.

     11. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including all attachments hereto and any items incorporated by reference herein, constitutes the entire agreement and complete and exclusive statement of agreement between the Company and You and supersedes any and all prior agreements between the parties. Its terms may not be amended, modified or waived except in a writing duly executed by both parties.

     12. NO ASSIGNMENT. This agreement is personal between You and the Company and may not be assigned without the prior written consent of the Company. You shall perform all Duties personally and You shall not employ any other organization or any other person to perform the Duties. Any assignment by You in contravention of this section shall be void.

     13. SEVERABILITY. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect, as nearly as possible, the original intentions of the parties in accordance with applicable law(s).

     14. GOVERNING LAW; JURISDICTION. This contract between the Company and You shall be governed by and interpreted in accordance with English law and the English courts shall have exclusive jurisdiction to resolve any disputes hereunder.


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         IN WITNESS WHEREOF, the undersigned authorized representatives of the parties have executed this Agreement as a Deed as of the day and year first written above.



INDIVIDUAL:                                   EDO (UK) LTD.

/s/ R. Walmsley                               BY:       /s/ Lisa M. Palumbo
  ----------------------------                          ------------------------

SIR ROBERT WALMSLEY, KCB FREng                TITLE:    Special Director
                                                        ------------------------

DATE: 28 April 2006                           DATE:     26 April 2006
                                                        ------------------------



Attachments:

1.  Description of Activities



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ATTACHMENT 1

                              DESCRIPTION OF DUTIES



Company and You agree that You shall undertake the following duties:

Attend each meeting of the board and of committees to which You are appointed and any General Meetings of the Company, including Annual General Meetings. You will be notified of the dates of all such meetings 4 weeks in advance, unless circumstances make it impracticable to do so. It is anticipated that this will be a part-time position, but in any event, you are required to devote such time to the affairs of EDO (UK) Ltd. as may be reasonably necessary for the proper performance of Your duties as a non-executive Chairman. As an independent director You will be expected to bring an objectivity and independence of view to the discussions of the board in relation (but not limited to) strategy, performance and resources and provide EDO UK LTD with effective leadership, as well as ensuring the continuing effectiveness of the management team and high standards of financial probity and corporate governance.

You will be asked to review, from an independent standpoint, the Company's operational performance, financial reports and any proposals presented to the Board. You will assist EDO Corporation by giving independent/external views on potential ideas for change in the Company. You will provide input into the strategic planning process and critique the finished plan. (You will keep EDO Corporation appropriately informed of events (governmental, regulatory, market) in UK/Europe that could affect EDO's business interests in those areas.

In addition, your responsibilities would include your acting as Chair of the EDO UK Remuneration Committee; effecting introductions to senior MOD Officials and Prime Contractors; representing EDO and the Company at high-level functions and meetings; and any other reasonable task that would assist the Company.

This Description of Duties is issued pursuant to the Agreement between You and EDO (UK) Ltd. effective April 1, 2006 (the "Agreement"). By their execution and delivery of this Description of Duties, the parties hereby affirm all of the terms, conditions and representations of the Agreement.



INDIVIDUAL                                 EDO (UK) LTD.

                                           BY
       --------------------------------            -----------------------------

       SIR ROBERT WALMSLEY, KCB, FrEng     TITLE:
       --------------------------------            -----------------------------

DATE:                                      DATE:
       --------------------------------            -----------------------------



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